UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 13, 2017

INOVIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

660 W. Germantown Pike, Suite 110 Plymouth Meeting, Pennsylvania		19462
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (267) 440-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 13, 2017, we announced that we had entered into a License and Collaboration Agreement (the “Agreement”) with ApolloBio Corp. (“ApolloBio”). While the Agreement has been executed by the parties, the Agreement by its terms will become effective on the date that the ApolloBio board of directors and stockholders approve the Agreement, which is anticipated to occur in the next few weeks, at which time we will file another Form 8-K to report the Agreement as of the effective date.

Under the collaboration and license agreement, we will receive $15 million in upfront and near term payments comprised of an initial $3 million signing fee and a $12 million milestone upon lifting of the VGX-3100 phase 3 pre-initiation clinical hold by the FDA. Under a separate stock purchase agreement, ApolloBio will invest in our common stock subsequent to lifting of the clinical hold at a volume weighted average price encompassing a trading period prior to and following the lifting of the clinical hold. The stock purchase agreement will become effective at the same time the Agreement becomes effective, at which time we will file another Form 8-K to report the stock purchase agreement as of the effective date. The aggregate investment under the stock purchase agreement, which is expected to be completed in the first half of 2017, will not exceed $35 million and may be a lower amount such that ApolloBio will not be our largest shareholder.

ApolloBio will fund all clinical development costs within the licensed territory, and will pay us up to $20 million based upon the achievement of certain regulatory milestones in the United States, China and Korea, and double digit royalties on net sales of VGX-3100. The agreements are subject to People’s Republic of China (PRC) corporate and regulatory approvals, and payments are subject to PRC currency approvals.

On February 13, 2017, we issued a press release, which file as Exhibit 99.1 to, and incorporate by reference in, this Form 8-K current report as though fully set forth herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release dated February 13, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ Peter Kies
Peter Kies,
Chief Financial Officer

Date: February 13, 2017